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                                                                   EXHIBIT 23(a)






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 18, 2003, except as to Note 5, which is dated as of May 6, 2003, relating to the consolidated financial statements, which appears in Kimco Realty Corporation and Subsidiaries' (collectively, the "Company") Current Report on Form 8-K filed June 9, 2003. We also consent to the incorporation by reference of our report dated March 18, 2003 relating to the financial statement schedules, which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the heading "Experts" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
June 12, 2003